Exhibit 10.12

Employment Agreement by and among Telix Pharmaceuticals and Richard Valeix

Employment Agreement

dated as of 1 April 2021

by and between

TheraPharm GmbH	(the Company)

Oberneuhofstrasse 5 6340 Baar, Switzerland

and

Richard Valeix	(the Employee)

2 Rue de Chanteloup, Annecy le Vieux,74940 France

(each a Party, and together the Parties)

Employment Agreement by and among Telix Pharmaceuticals and Richard Valeix

Table of Contents

1. Function	3
2. Employment Period	3
3. Place of Work	3
4. Working Time	3
5. Compensation	3
5.1 Salary	3
5.2 Bonus	4
5.3 Sign-on LTl	4
5.4 LTI	4
5.5 Salary Deductions	5
6. Expenses	5
7. Sickness and Accidents	5
8. Vacation	5
9. Duty of Care and Loyalty	5
10. Confidentiality Covenant	6
11. Intellectual Property Rights	6
12. Return of Property	7
13. Non-Compete and Non-Solicitation	7
13.1 Non-Compete and Non-Solicitation Covenants	7
13.2 Garden Leave / Transfer of Employment Relationship	7
13.3 Non-Compete Compensation	8
14. Liquidated Damages and Consequences in Case of Breach of Contract	8
15. Data Protection	8
16. Amendments	8
17. Entire Agreement	8
18. Governing Law	9
19. Jurisdiction	9

Employment Agreement by and among Telix Pharmaceuticals and Richard Valeix

1.	Function

The Company hereby employs and appoints the Employee as President EMEA.

The Employee's duties and responsibilities are those set forth in the employment description (Annex 1), in the applicable Regulations of the Board of Directors as periodically amended and the directives periodically issued by the Company. The Employee's responsibilities shall further be those commonly associated with the Employee's position and those duties periodically assigned to the Employee by the Company.

The Employee will report to the Group Chief Executive Officer (CEO).

2.	Employment Period

The employment period shall begin on April 1, 2021.

This Employment Agreement is concluded under the condition precedent that the Employee obtains the necessary working authorizations.

This Employment Agreement is concluded for an indefinite period of time. It will be terminated without further notice at the end of the month during which the Employee reaches the statutory retirement age.

The first three months of the employment shall be regarded as a probationary period. During the probationary period the employment may be terminated at any time by giving seven days' notice.

Upon expiration of the probationary period, either Party may terminate the employment by giving three months' notice at the end of a calendar month.

Notice of termination shall be made in writing.

3.	Place of Work

The place of work shall be Geneva. The Employee is aware of and accepts that he will be required to travel frequently.

4.	Working Time

The Employee shall dedicate full working capacity to the Company. He shall devote as much time to the performance of his duties hereunder as shall be necessary. Overtime work performed by the Employee is fully compensated by the salary as set forth under Article 5.1.

5.	Compensation

5.1	Salary

The Employee will be paid a gross fixed annual salary of CHF 277,000. The annual salary will be paid in twelve monthly installments by bank transfer at the end of each calendar month, generally on the 25th day of each month.

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Employment Agreement by and among Telix Pharmaceuticals and Richard Valeix

5.2	Bonus

In addition to the salary, the Employee may be granted a variable annual bonus. The bonus is a special allowance and is at the sole discretion of the Company. The Employee is no way entitled to claim a bonus. In particular, the payment of a bonus in a particular year does not give rise to a bonus entitlement for the following years. The amount of the bonus, if any, is up to 30 % of the base salary based on KPls that will be determined unilaterally by the Company at the beginning of the financial year.

The granting and amount of a bonus depends in particular on the Employee's individual performance as well as on the Company's financial results in the relevant year.

The bonus may be paid annually in cash or equity at the Company's discretion. The Company reserves the right to amend the conditions of participation and the granting of a bonus at its full discretion from time to time.

If a bonus is granted, it will be paid by bank transfer at the latest by the end of February following the financial year of the Company.

The granting of the bonus requires an ongoing employment relationship (i.e. notice of termination shall not have been given) at the time of the payment of the bonus. The Employee is not entitled to a pro rata temporis bonus unless otherwise agreed in writing.

Any payment to the Employee will be net of any applicable tax and other withholdings which the Company is required to make in respect of any incentive payment.

5.3	Sign-on LTl

The Employee will receive a sign-on LTl consisting of 200,000 shares of the Company that are made up as follows:

–	125,000 share rights with a $ 0.00 exercise price

–	75,000 share options with an exercise price = 10 day volume weighted average price of TLX shares at the Grant Date

Both the options and rights are based on the achievement of a performance hurdle and vest upon achievement of $ 100,000,000 in cumulative revenue from product sales.

The granting of this sign-on LTl does not give rise to a similar entitlement of the Employee in the future.

5.4	LTI

The Employee may be eligible to participate in other incentive arrangements offered by the Company from time to time. The Employee's participation is subject to the rules of the plan determined by the Company. The Company may amend these rules from time to time. They do not form part of the Employee's employment agreement.

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Employment Agreement by and among Telix Pharmaceuticals and Richard Valeix

The Employee's participation in the plan, and all benefits under the plan, are at the absolute discretion of the Company. Any payment to the Employee will be net of any applicable tax which the Company is required to make in respect of any incentive payment.

Unless otherwise agreed in writing, the Employee is only entitled to receive a benefit under the plan if he is employed by the Company on the date that the benefit is paid or provided.

5.5	Salary Deductions

The Company will deduct from the Employee's gross annual salary as well as from the bonus, if any, the applicable Employee contributions, respectively premiums to social security schemes (AHV / IV, EO, ALV), the non-occupational accident insurance as well as the applicable taxes, if any, payable by the Employee in accordance with the respective laws and regulations.

6.	Expenses

The Employee shall be entitled to reimbursement of all reasonable and necessary expenses incurred in the ordinary course of the performance of his duties. The Company will only reimburse expenses upon presentation of original receipts that are also acceptable for tax purposes.

The Employee will be paid a monthly car allowance in the amount of CHF 1,200.

7.	Sickness and Accidents

If the Employee, for reasons inherent in his person, such as sickness, accident or military service, is by no fault of his own prevented from performing his work, the Company will continue to pay his salary - depending on the number of years of services - for a limited period of time.

The Employee is insured against occupational and non-occupational accidents and against occupational diseases in accordance with the statutory provisions. The premiums for the non-occupational accident insurance shall be borne by the Employee (salary deduction).

8.	Vacation

The Employee is entitled to 25 days of paid vacation per calendar year. Vacation will be taken at times mutually agreed by the Employee and the Company.

In case of commencement / termination of this Employment Agreement during the course of a calendar year, the Employee is entitled to a pro rata vacation.

9.	Duty of Care and Loyalty

The Employee shall diligently and carefully perform the work assigned to him and shall observe in good faith directives and specific instructions given to him. The Employee acknowledges that his management function requires a higher degree of loyalty to the Company. The Employee is expected to invest his entire work to the benefit of the Company and to refrain from any activities which could have an adverse effect on or conflict with the Company's or its affiliates' interests or the Employee's performance.

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Employment Agreement by and among Telix Pharmaceuticals and Richard Valeix

In case of any conflict between personal and the Company's or its affiliates' interests, the Employee undertakes to observe the Company's interest, in particular with respect to the exercise of a public office.

In particular, the Employee agrees that he will:

–	directly or indirectly advise, serve as a president, member of the Board of Directors, employee, agent etc. or perform duties for another firm, person, company or another organization (against payment or without payment) only after having been granted the prior written permission of the Company;

–	not possess an equity investment of more than 5% of the voting capital of any third company with which the Company or any affiliate of the Company has business relations or is in competition with;

–	not accept any payments, gifts, loans or other benefits in connection with his services under this Employment Agreement, except for usual complementary gifts of low value at the end of the year or at closing of a project;

–	not proceed to private investments or build up business relations on his behalf and for own account which may compromise the interests of the Company and its affiliates.

10.	Confidentiality Covenant

During the employment and after its termination, the Employee shall neither communicate to third parties nor make use of any confidential information which he is made aware of during the course of the performance of his function for the Company. Confidential information shall comprise anything for which it cannot be shown that it was already known to the public at the relevant point in time, particularly information about any kind of know-how (e.g., inventions, developments, data collections, procedures and concepts, business relationships and clients) which is relevant for the Company, its affiliates or for persons who stand in relation or cooperate with them.

The legal consequences of a breach of this clause are set forth in Article 14 (liquidated damages).

11.	Intellectual Property Rights

The rights to inventions and designs made or conceived by the Employee individually or jointly while performing his employment activity and in performance of his contractual duties belong to the Company regardless of whether they are legally protected (Article 332(1) CO).

The rights to inventions and designs, made or conceived by the Employee while performing his employment activity, but not during the performance of his contractual duties, shall be assigned by the Employee to the Company as of their inception, regardless of whether they are legally protected (Article 332(2) CO). The Employee is obliged to inform the Company in writing of any such inventions or designs. The Company is entitled to grant the rights to these inventions and designs to the Employee. Should the Company retain such rights the Employee will be entitled to a special appropriate compensation determined in accordance with Article 332(4) CO.

Other rights to any work products and any know-how, which the Employee creates or in which creation he participates while performing his employment activity belong exclusively to the Company. To the extent that work products (e.g., software, reports, documentations) are protected by copyrights, the Employee hereby assigns to the Company any and all rights related to such work products, particularly the copyright and any and all rights of use, including the rights of production and duplication, of publishing, to use, to license or to sell, to distribute over data or online media, to modify and develop further as well as to develop new products on the basis of the work product of the Employee or on the basis of parts of such work product.

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Employment Agreement by and among Telix Pharmaceuticals and Richard Valeix

12.	Return of Property

Immediately upon request but in no case later than at the date on which the employment is terminated, the Employee shall - without any request from the Company - return to the Company all work products related to the Company or its affiliates and the like regardless of the form in which they exist (including computer files, source codes and documentation).

The Employee further acknowledges that it shall be strictly forbidden to make any records or copies of such work products, of products and documents pertaining to the Company or its affiliates, of contracts and correspondence for his private use or purposes unrelated to the performance of this Employment Agreement.

13.	Non-Compete and Non-Solicitation

13.1	Non-Compete and Non-Solicitation Covenants

The Employee shall, during the term of this Employment Agreement and for a period of 12 months after the end thereof, refrain from engaging in any activity directly or indirectly competing with the Company and its affiliates within the territory of Switzerland, the European Union, the United Kingdom, Australia, the United States, Canada, Japan and China.

In particular, the Employee agrees that he will not:

–	be partially or fully employed by or independently render services or advise a business that develops, produces, distributes or offers the same or similar products and / or services as the Company and its affiliates or that advises on such products and / or services;

–	directly or indirectly engage or invest in or establish any such business (whereby a participation in a public company up to 5% of the voting capital shall be regarded as a permissible participation within the terms of this provision); and

–	solicit, interfere with or endeavor to entice away from the Company or its affiliates any person who is employed by the Company or its affiliates.

The Company retains the right to request the Employee to immediately cease any breach of this Non-Compete and Non-Solicitation Covenants and may seek court orders, including interim orders, prohibiting such breaches.

13.2	Garden Leave / Transfer of Employment Relationship

The Employee acknowledges and agrees that the Non-Compete and Non-Solicitation Covenants remain in full force and effect in case the Employee is released from his obligation to work (garden leave). The Employee is also aware that the Non-Compete and Non-Solicitation Covenants also apply in case he refuses the transfer of his employment with the Company to an acquirer within the meaning of Article 333 CO.

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Employment Agreement by and among Telix Pharmaceuticals and Richard Valeix

13.3	Non-Compete Compensation

As a consideration for the Employee's compliance with the post-contractual Non-Compete and Non-Solicitation Covenants, the Company undertakes to pay to the Employee a monthly gross amount equal to 100% of the monthly salary of the Employee during the period covered by the Non-Compete and Non-Solicitation Covenants mentioned in article 13.1 (the Non-Compete Compensation). The Company is entitled to deduct from the Non-Compete Compensation any income of the Employee from his activities after the end of his employment. Upon request of the Company, and in any event at the end of every calendar quarter, the Employee shall inform the Company of any such income in writing.

Should the post-contractual Non-Compete and Non-Solicitation Covenants lapse or not be applicable, the obligation of the Company to pay the Non-Compete Compensation shall lapse.

The Company is entitled, at its sole and entire discretion, to waive the post-contractual Non-Compete and Non-Solicitation Covenants by giving three months' written notice to the Employee, effective at the end of a calendar month. In that case, the obligation of the Company to pay the Non-Compete Compensation shall cease as soon as the waiver becomes effective.

14.	Liquidated Damages and Consequences in Case of Breach of Contract

In the event of a post-contractual breach of the Non-Compete and Non-Solicitation Covenants (Article 13.1) or a post-contractual breach of the Confidentiality Covenant (Article 10), the Employee shall pay to the Company liquidated damages in an amount of 100% of the Employee's prior gross fixed annual salary according to Article 5.1, as amended, for each individual breach of the aforementioned provision(s). In addition, the Employee shall have to compensate the Company for any further damages and financial losses directly arising out of or relating to such breach. The Employee cannot free himself from the aforementioned prohibition(s) by the payment of the liquidated damages and / or further damages.

15.	Data Protection

The Company processes personal data pertaining to the Employee in accordance with the Company's Data Protection Policy and all applicable data protection laws. The Employee acknowledges that the Company may transfer to its affiliated companies or any other third party (including, but not limited to, service providers, courts and public authorities) in Switzerland and/ or abroad the Employee's data for processing purposes.

16.	Amendments

Any amendments to this Employment Agreement shall be made in writing in order to have legal effect. The Company reserves the right to unilaterally change or amend the Documents at any time.

17.	Entire Agreement

This Employment Agreement constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof, and shall supersede all prior oral and written offers, assurances or agreements of the Parties relating hereto. In the event of a conflict between this Employment Agreement and existing policies and practices, the terms of this Employment Agreement shall prevail.

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Employment Agreement by and among Telix Pharmaceuticals and Richard Valeix

18.	Governing Law

This Employment Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

19.	Jurisdiction

All disputes arising out of or in connection with this Employment Agreement shall be subject to the jurisdiction of the courts of the domicile or seat of the defendant, or the Employee's ordinary place of work.

This Employment Agreement has been executed in two (2) originals.

[Signatures on next page]

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For the Company

/s/ Doug Cubbin	/s/ Margaret Haarhoff
Doug Cubbin Group Chief Financial Officer	Margaret Haarhoff Global Director of People & Culture

The Employee

/s/ Richard Valeix
Richard Valeix March 9th, 2021

Signature page of the Employment Agreement

Annex 1 - Employment description

TELIX PHARMACEUTICALS POSITION DESCRIPTION

VERSION: November 2020

SUPERSEDES VERSION: all previous versions

Position title:	President, EMEA

Reporting to:	Group CEO

Direct Reports:	Commercial and sales teams EMEA

Date Prepared:	November 2020

Review Date:	December 2021

Key Objectives: To contribute to the achievement of the Group's commercial and strategic goals by developing and leading the Telix Group's European commercial activities, including negotiation of commercial agreements and partnership/collaboration agreements. Through the development of capable teams focussed on delivery; through effective contribution to, and teamwork with, the CxO team.

Key Accountabilities:

1.	Setting the commercial and strategic goals of the European business in partnership with the Group CEO.

2.	Negotiating commercial agreements and leading partnership engagement to align with EMEA strategy and objectives.

3.	Leadership, development and performance management of the EMEA team for the purpose of driving team capabilities to surpass company goals, including employing initiatives to coach employees to optimise their contribution and outputs.

4.	Spearheading strategies to steer the Telix Group's future in a positive direction.

5.	Contribute to and delivery of assigned corporate objectives - both direct (as assigned to your role) and indirect (as assigned to direct reports).

6.	Proactive and effective interactions and communications with the senior management team.

7.	Budget and business unit management, including implementing continuous improvement of business practices.

8.	Ensuring appropriate processes, systems, controls, and performance benchmarking are in place and managed for accountabilities of your role and its direct reports.

Signature page of the Employment Agreement

9.	Ensuring policies and practices in place for the identification and management of business unit risks is robust and adhered to.

10.	Preparing timely and accurate performance, Management and/or Board reports.

Key Metrics:

Key Result Areas (taken from Key Accountabilities above)

Key accountability	Performance Metrics
Setting the commercial and strategic goals of the European business in partnership with the Group CEO.	– Delivery of vision for the EMEA business and strategic plans for implementation
Negotiating commercial agreements and leading partnership engagement to align with EMEA strategy and objectives.	– Proactive and timely conclusion of commercial and/or partner agreements and engagement in line with objectives. – Execution of contracts in line with corporate policy and processes
Leadership, development and performance management of teams for the purpose of driving team capabilities to surpass company goals, including employing initiatives to coach employees to optimise their contribution and outputs.

–    Demonstration of effective teams

–    Timely completion of Group performance and development review process for all direct reports and self

–    Effective contribution to recruitment of high-calibre employees

–    Leads communication of business needs to team, and communication of team needs across the business

Spearheading strategies to steer the Telix Group's future in a positive di- rection.

–    Consistent delivery to the CXO team on new thinking relating to business strategy and enhanced business techniques

–    Responds to business changes

–    Supports team and CxO colleagues and their teams in responding to business changes

Signature page of the Employment Agreement

Delivery of assigned corporate objectives - both direct (as assigned to your role) and indirect (as assigned to direct reports).	– Contribution to and delivery of assigned corporate objectives
Proactive and effective interactions and communications with senior management team.	– Positive feedback on this accountability from colleagues
Budget and business unit management, including implementing continuous improvement of business practices.	– Delivery of budget – Delivery of accountabilities within budget (or agreed variance) – Demonstrated improvement of business practices
Ensuring appropriate processes, systems, controls, and performance benchmarking are in place and managed for accountabilities of your role and its direct reports.	– Effective reporting and analysis
Ensuring policies and practices in place for the identification and management of business unit risks is robust and adhered to.	– Contribution to identification and management of Group-wide risks – Effective reporting and analysis – Team member compliance with group-wide governance policies and processes
Preparing timely and accurate performance, Management and/or Board reports.	– Delivery of timely and accurate reports

Education and Experience:

●	Medical or scientific (Ph.D. level) qualifications

●	Minimum 10 years' pharmaceutical/ biotechnology experience leading commercial teams

Competencies:

●	Business development - understanding of radiopharmaceuticals business and European market

●	Sales – direct and indirect sales and contract negotiation

●	Marketing – product management and communication

●	Finance / accounting – European budget accountability

●	Communication – relationship management of 3rd parties, partners and customers

●	Leadership – people / organisation

●	lntercultural flexibility

Signature page of the Employment Agreement

●	Language skills – proficient in English and French

Authorities:

–	Financial:

○	Budget management and cost control per annual budget agreed by the Board of Directors

–	Other:

○	Telix Pharmaceuticals EMEA Officer

Signature page of the Employment Agreement

Exhibit 10.12.1

AMENDMENT TO EMPLOYMENT AGREEMENT by and between Telix Pharmaceuticals (Switzerland) GmbH (formerly called TheraPharm GmbH) and Richard Valeix
Dated April 1st, 2021 (hereafter the “Agreement”)

This amendment is made by and between:

Telix Pharmaceuticals (Switzerland) GmbH (hereinafter referred to as “the Company”)

And

Mr Richard Valeix (hereinafter referred to as the “Employee”)

Hereafter individually referred to as a Party and collectively as the Parties.

The Parties agree to amend the following sections of the Agreement as follows :

1. Function

The Company hereby employs and appoints the Employee as Group Chief Commercial Officer.

The Employee’s duties and responsibilities are those set forth in the employment description (Annex 1), in the applicable Regulations of the Board of Directors as periodically amended and the directives periodically issued by the Company. The Employee’s responsibilities shall further be those commonly associated with the Employee’s position and those duties periodically assigned to the Employee by the Company.

The Employee will report to the Managing Director and Group CEO.

5. Compensation

5.1. Salary

The Employee will be paid a gross fixed annual salary of CHF 295,000. (Reminder of Section 5.1 remains unchanged)

5.2 STVR (formerly Bonus)

You will be eligible to participate in any Short-Term variable remuneration (STVR) opportunities, subject to the terms of such plans.

You will be eligible to receive an annual STVR bonus payment of up to 26% of your base remuneration for performance against objectives. The STVR may be paid in cash or equity at the Board’s discretion.

The granting of the bonus requires an ongoing employment relationship (i.e. notice of termination shall not have been given) at the time of the payment of the bonus. The Employee is not entitled to a pro rata temporis bonus unless otherwise agreed in writing.

Any payment to the Employee will be net of any applicable tax and other withholdings which the Company is required to make in respect of any incentive payment.

5.4 LTVR (formerly LTI)

You will be eligible to participate in any Long-Term variable remuneration (LTVR) opportunities, subject to the terms of such plans.

You will be eligible for long-term variable remuneration equal to 50% of your base remuneration, typically issued as Performance Share Appreciation Rights (PSARs). PSARs vest over a three-year period and are contingent on the achievement of key commercial and corporate objectives. LTVR rights are granted annually as a standard component of executive pay.

Your participation in the plan, and all benefits under the plan, are at the absolute discretion of the Company and are subject to the rules of the plan.

Any payment to the Employee will be net of any applicable tax and other withholdings which the Company is required to make in respect of any incentive payment.

All other terms and conditions of the Agreement remain unchanged and valid.

This Amendment shall come into force on 1st December 2022.

EXECUTED as an agreement on behalf of :
Telix Pharmaceuticals (Switzerland) GmbH by:

Christian Behrenbruch, Managing Director & Group CEO	Darren Smith, Group Chief Finance Officer

Meredith Crowe, Interim SVP – Global People & Culture

The Employee,

Richard Valeix

Annex 1 : Employment Description

TELIX PHARMACEUTICALS POSITION DESCRIPTION

VERSION: Nov 2022

SUPERSEDES VERSION: NA

Position title:	Group Chief Commercial Officer

Reporting to:	Managing Director & Group CEO

Direct Reports:	TBC

Date Prepared:	June 2022

Review Date:	May 2023

Key Objectives: To drive achievement of the Group’s strategic deliverables by holding accountability for all global commercial operations activity. The position is responsible for designing and delivering global strategy and fostering alignment between regional commercial operations for Telix’s overall commercial health. As a member of the Global Leadership Team (GLT), the position will focus on high performance delivery and effective contribution to Telex’s strategy and delivery at the highest level, and upholding and role modelling Telix’s Mission, Purpose and Values.

Key Accountabilities:

1.	Design and deliver the commercial and strategic goals of each commercial region in partnership with the Regional CEO’s and Group CEO.

2.	Meet revenue targets as set with the Managing Director and Group CEO, and Group Chief Financial Officer

3.	Foster collaboration and congruence between commercial regions

4.	Drive strategic commercial growth for Telix in new markets, including collaboration with internal stakeholders on regulatory, quality and manufacturing requirements.

5.	Negotiate commercial agreements and lead partnership engagement aligned with Telix’s strategy and objectives.

6.	Lead the Global Commercial Strategy Function

7.	Appropriately manage risk

8.	Prepare and contribute to commercial analysis and reports for GLT, the Telix Board of Management, and external stakeholders as required

Key Metrics

Accountability	Performance Metrics
Design and deliver the commercial and strategic goals of each commercial region in partnership with the Regional CEO’s and Group CEO.

●     Set the global strategy for commercial operations activity for Telix

●     Progress and deliver against the global commercial operations strategy

●     Maintain an awareness of the competitive environment and adapt strategy and deliverables as required

●     Represent the needs and interests of the Commercial Operations teams at the Global Leadership Team and in Telix strategic planning

●     Foster strong rapport and collaboration with senior stakeholders including Regional CEO’s and COO’s, and the Group CEO

Meet revenue targets as set with the Managing Director and Group CEO, and Group Chief Financial Officer	● Meet regularly with the Group CEO and Group CFO to set and review revenue targets and strategy ● Prepare reports as required
Foster collaboration and congruence between commercial regions	● Influence stakeholders with regional commercial interests to prioritise Group achievement ● Streamline processes and approaches across regions and countries where possible and practical
Drive strategic commercial growth for Telix in new markets, including collaboration with internal stakeholders on regulatory, quality and manufacturing requirements.	● Drive commercialisation of product lifecycles ● Identify the most promising opportunities for market expansion ● Lead Telix in growth into new markets according to the strategic plan

Negotiate commercial agreements and lead partnership engagement aligned with Telix’s strategy and objectives.	● Seek and build external partnerships that benefit the company ● Represent Telix’s commercial interests in all interactions and negotiations with external partners
Appropriately manage risk

●     Proactively identify and manage risks related to the portfolio and wider business

●     Escalate risk appropriately as required

●     Participate in Company risk management and reporting processes as required

Lead the Global Commercial Strategy Function

●     Act as a leader to all direct and in-direct reports

●     Define and evaluate goals and performance with team members

●     Bring the company strategy and values to life in all interactions and communications with team members

●     Drive effective recruitment and talent management processes

Prepare and contribute to commercial analysis and reports for GLT, the Telix Board of Management, and external stakeholders as required	● Contribute to external reporting as required for such as the Annual Report ● Develop and maintain effective reporting for Commercial Operations matters

Education and Experience:

●	Medical or scientific (Ph.D. level) qualifications
●	Minimum 10 years’ pharmaceutical / biotechnology experience leading commercial teams
●	Experience in Business Development

Personal Attributes:

-	Commitment to the vision and mission of Telix

–	Ability to work under pressure

–	Ability to prioritise competing priorities/ objectives

–	Ability and willingness to work collaboratively with global team members across multiple time zones

Authorities:

Financial: In line with Delegations of Authority Policy of the Board

Annex 2 : Signing equity incentive

As part of your package in the CCO position, Telix is pleased to offer you a signing equity incentive as follows:

●	35,000 Performance Share Rights, issued in Q1 2023
○	3 Year Service Condition
○	Subject to the company’s performance conditions – including stretch target of 150%
○	Subject to the rules of the Company Share Plan

●	35,000 Performance Share Rights, issued in Q1 2024
○	3 Year Service Condition
○	Subject to the company’s performance conditions – including stretch target of 150%
○	Subject to the rules of the Company Share Plan

You will receive the invitation letter outlining this incentive in Q1, 2023.